Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of December 29, 2009 (the “Effective Date”), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the “Company”), and GARY A. NORCROSS (the “Employee”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
     1. Purpose and Release. The purpose of this Agreement is to: (i) amend, restate and replace all prior agreements between Employee and Company, or one of its affiliates, relating to the subject matter of this Agreement; (ii) recognize Employee’s significant contributions to the overall financial performance and success of Company; (iii) protect Company’s business interests through the addition of restrictive covenants; and (iv) provide a single, integrated document which shall provide the basis for Employee’s continued employment by Company.
     2. Employment and Duties. Subject to the terms and conditions of this Agreement, Company employs Employee to serve as Chief Operating Officer reporting to the Company’s Chief Executive Officer (the “CEO”), or in such other capacity as may be mutually agreed by the parties. Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such other duties and responsibilities as may be prescribed from time to time by the CEO or the Board of Directors of the Company (the “Board”). Employee shall not be required to report to any individual other than the CEO who occupies such position as of the Effective Date, and a breach of this provision shall be considered a material breach. Except as expressly provided in this Agreement, Employee shall devote substantially all business time, attention and effort to the performance of duties hereunder, and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the CEO or Board, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict with Employee’s duties.
     3. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date or, if later, ending on the last day of any extension made pursuant to the next sentence, subject to prior termination as set forth in Section 8 (such term, including any extensions pursuant to the next sentence, the “Employment Term”). The Employment Term shall be extended automatically for one (1) additional year on the first anniversary of the Effective Date and for an additional year each anniversary thereafter unless and until either party gives written notice to the other not to extend the Employment Term before the anniversary date on which such extension would be effectuated.
     4. Salary. During the Employment Term, Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of no less than $650,000.00 per year, payable at the time and in the manner dictated by Company’s standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not, at any point, decreased without Employee’s express written consent) at the discretion of the CEO, Board or Compensation Committee of the Board (the “Committee”) to reflect, among other matters, cost of living increases and performance results (such annual base salary, including any increases, the “Annual Base Salary”).

     5. Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and long-term incentive plans which Company or an affiliate of Company may from time to time make available to Employee, Employee shall be entitled to the following during the Employment Term:
(a)	equivalent or more beneficial medical and other insurance coverage (for Employee and any covered dependents) provided by Company to executives with the same corporate title (e.g., Corporate Executive Vice President);

(b)	supplemental disability insurance sufficient to provide a benefit to Employee equal to two-thirds of Employee’s pre-disability Annual Base Salary, provided that such coverage is available in the market using traditional standards of underwriting;

(c)	an annual incentive bonus opportunity under Company’s annual incentive plan (“Annual Bonus Plan”) for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Board or Committee (“Annual Bonus”). Employee’s target Annual Bonus under the Annual Bonus Plan shall be no less than 150% of Employee’s then current Annual Base Salary, with a maximum of up to 300% of Employee’s then current Annual Base Salary (collectively, the target and maximum Annual Bonus are referred to as the “Annual Bonus Opportunity”). Employee’s Annual Bonus Opportunity may be periodically reviewed and increased, but may not be decreased without Employee’s express written consent. If owed pursuant to the terms of the Annual Bonus Plan, the Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates. Unless provided otherwise herein or the Board determines otherwise, no Annual Bonus shall be paid to Employee unless Employee is employed by Company, or an affiliate thereof, on the Annual Bonus payment date;

(d)	eligibility to participate in Company’s equity incentive plans; and

(e)	all other benefits and incentive opportunities customarily made available to executives with the same corporate title.
     6. Vacation. For and during each calendar year within the Employment Term, Employee shall be entitled to reasonable paid vacation periods and holidays consistent with Employee’s position and in accordance with Company’s standard policies, or as the CEO, Board or Committee may approve.
     7. Expense Reimbursement. In addition to the compensation and benefits provided herein, Company shall, upon receipt of appropriate documentation, reimburse Employee each month for reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses incurred during the Employment Term to the extent such reimbursement is permitted under Company’s expense reimbursement policy.
     8. Termination of Employment. Company or Employee may terminate Employee’s employment at any time and for any reason in accordance with Subsection (a) below. The Employment Term shall be deemed to have ended on the last day of Employee’s employment. The Employment Term shall terminate automatically upon Employee’s death.
(a)	Notice of Termination. Any purported termination of Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the “Date of Termination” and, with respect to a termination due to “Cause”, “Disability” or “Good Reason”, sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from Company shall specify whether the termination is with or without Cause or due to Employee’s Disability. A Notice of Termination from Employee shall specify whether the termination is with or without Good Reason.

(b)	Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of Employee’s death.

(c)	No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)	Cause. For purposes of this Agreement, a termination for “Cause” means a termination by Company based upon Employee’s: (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude; (iv) material breach of this Agreement; (v) material breach of the Company’s business policies, accounting practices or standards of ethics; or (vi) failure to materially cooperate with or impeding an investigation authorized by the Board. The Employee’s termination for Cause shall be effective when and if a resolution is duly adopted by an affirmative vote of the Board stating that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in the Notice of Termination and such conduct constitutes Cause under this Agreement; provided, however, that the Employee shall have been given reasonable opportunity (i) to cure any act or omission that constitutes Cause if capable of cure and (ii), together with counsel, during the thirty (30) day period following the receipt by the Employee of the Notice of Termination and prior to the adoption of the Board’s resolution, to be heard by the Board.
(e)	Disability. For purposes of this Agreement, a termination based upon “Disability” means a termination by Company based upon Employee’s entitlement to long-term disability benefits under Company’s long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.

(f)	Good Reason. For purposes of this Agreement, a termination for “Good Reason” means a termination by Employee based upon the occurrence (without Employee’s express written consent) of any of the following:
(i)	a material adverse change in Employee’s position or title, or a material diminution in Employee’s managerial authority, duties or responsibilities or the conditions under which such duties or responsibilities are performed (e.g., a material reduction in the number or scope of department(s), functional group(s) or personnel over which Employee has managerial authority), in each case as in effect immediately following the Effective Date;

(ii)	a material adverse change in the position to whom Employee reports (e.g., CEO), or a material diminution in the managerial authority, duties or responsibilities of the person in that position, in each case as in effect immediately following the Effective Date;

(iii)	a material change in the geographic location of Employee’s principal working location (currently, 601 Riverside Avenue, Jacksonville, Florida), which Company has determined to be a relocation of more than thirty-five (35) miles;

(iv)	a material diminution in Employee’s Annual Base Salary or Annual Bonus Opportunity;

(v)	a material breach by Company of any of its obligations under this Agreement;

(vi)	the Company giving Employee notice of its intent not to extend the Employment Term any time during the one (1) year period immediately following a Change in Control; or

(vii)	the failure of Company to obtain the assumption of this Agreement as required by Section 20.
Notwithstanding the foregoing, Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate Employee for Cause shall not constitute Good Reason. Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Employee gives Notice of Termination to Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event and (2) Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee’s Notice of Termination.
“Change in Control” shall mean a change in the ownership or effective control of the Company or a change in control of a substantial portion of the assets of the Company, within the meaning of Treasury Regulation Section 1.409A-3(i)(5). Company agrees to provide Employee with advance written notice of the date of the one year period following a Change in Control.
     9. Obligations of Company Upon Termination.
(a)	Termination by Company for a Reason Other than Cause, Death or Disability and Termination by Employee for Good Reason. If Employee’s employment is terminated during the Employment Term by: (1) Company for any reason other than Cause, Death or Disability; or (2) Employee for Good Reason:
(i)	Company shall pay Employee the following (collectively, the “Accrued Obligations”): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination; and (C) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the prior calendar year;

(ii)	Company shall pay Employee no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual Annual Bonus that would have been earned by Employee for the year in which the Date of Termination occurs, ignoring any requirement under the Annual Bonus Plan that Employee must be employed on the payment date (using Employee’s Annual Bonus Opportunity for the prior year if no Annual Bonus Opportunity has been approved for the year in which the Date of Termination occurs), multiplied by the percentage of the calendar year completed before the Date of Termination;

(iii)	Company shall pay Employee as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, a lump-sum payment equal to 300% of the sum of: (A) Employee’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which Employee did not expressly consent in writing); and (B) the highest Annual Bonus paid to Employee by Company within the three (3) years preceding termination of employment or, if higher, the target Annual Bonus in the year in which the Date of Termination occurs;

(iv)	All stock option, restricted stock and other equity-based incentive awards granted by Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria; in which case, they will only vest pursuant to their express terms;

(v)	Any life insurance coverage provided by the Company shall terminate at the same time as life insurance coverage would normally terminate for any other employee that terminates employment with the Company, and Employee shall have the right to convert that life insurance coverage to an individual policy under the regular rules of the Company’s group policy. In addition, as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, Company shall pay Employee a lump sum cash payment equal to thirty-six monthly life insurance premiums based on the monthly premiums that would be due assuming that Employee had converted Company’s life insurance coverage that was in effect on the Notice of Termination into an individual policy; and

(vi)	As long as Employee pays the full monthly premiums for COBRA coverage, Company shall provide Employee and, as applicable, Employee’s eligible dependents with continued medical and dental coverage, on the same basis as provided to Company’s active executives and their dependents until the earlier of: (i) three (3) years after the Date of Termination; or (ii) the date Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, Company shall pay Employee a lump sum cash payment equal to thirty-six monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.
(b)	Termination by Company for Cause and by Employee without Good Reason. If Employee’s employment is terminated during the Employment Term by Company for Cause or by Employee without Good Reason, Company’s only obligation under this Agreement shall be payment of any Accrued Obligations.

(c)	Termination due to Death or Disability. If Employee’s employment is terminated during the Employment Term due to death or Disability, Company shall pay Employee (or to Employee’s estate or personal representative in the case of death), as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination: (i) any Accrued Obligations; plus (ii) a prorated Annual Bonus based upon the target Annual Bonus Opportunity in the year in which the

Date of Termination occurred (or the prior year if no target Annual Bonus Opportunity has yet been determined) multiplied by the percentage of the calendar year completed before the Date of Termination; plus (iii) the unpaid portion of the Annual Base Salary that would have been paid through the remainder of the Employment Term.
     10. Non-Delegation of Employee’s Rights. The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.
     11. Confidential Information. Employee will occupy a position of trust and confidence and will have access to and learn substantial information about Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of Company and its affiliates. Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of Company and/or its affiliates, as the case may be. Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by Company or any of its affiliates, nor will Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, during the Employment Term and at all times thereafter Employee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Employee utilize any such information, either alone or with others, outside the scope of Employee’s duties and responsibilities with Company and its affiliates.
     12. Non-Competition.
(a)	During Employment Term. During the Employment Term Employee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to Company and its affiliates, and will not engage in any way whatsoever, directly or indirectly, in any business that is a direct competitor with Company’s or its affiliates’ principal business, nor solicit customers, suppliers or employees of Company or affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with Company’s or its affiliates’ principal business. In addition, during the Employment Term, Employee will undertake no planning for or organization of any business activity competitive with the work performed as an employee of Company, and Employee will not combine or conspire with any other employee of Company or any other person for the purpose of organizing any such competitive business activity.

(b)	After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of Company and its affiliates as a result of employment. The parties further acknowledge that the scope of business in which Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by Employee in that business after the Employment Term would severely injure Company and its affiliates. Accordingly, for a period of one (1) year after Employee’s employment terminates for any reason whatsoever, except as otherwise stated herein below, Employee agrees: (1) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with Company or its affiliates in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of Company or an affiliate. Notwithstanding any of the foregoing provisions to the contrary, Employee shall not be subject to the restrictions set forth in this Subsection (b) if Employee’s employment is terminated by Company without Cause or by Employee for Good Reason under paragraph 8(f)(i-v), but shall apply if Employee’s employment is terminated by Employee for Good Reason under paragraph 8(f)(vi ) or (vii). However, if Employee’s employment is terminated by Employee for Good Reason under any of the events specified in paragraph 8(f)(i-iv) and such event(s) occur within one year of a Change in Control, then Employee shall be subject to the restrictions set forth in this Subsection (b).
(c)	Exclusion. Working, directly or indirectly, for any of the following entities shall not be considered competitive to Company or its affiliates for the purpose of this section: (i) Fidelity National Financial, Inc., its affiliates or their successors; (ii) Lender Processing Services Inc., its affiliates or their successors; or (iii) Fidelity National Information Services, Inc., its affiliates or their successors, if this Agreement is assumed by a third party as contemplated herein.
     13. Return of Company Documents. Upon termination of the Employment Term, Employee shall return immediately to Company all records and documents of or pertaining to Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of Company or its affiliates.
     14. Improvements and Inventions. Any and all improvements or inventions that Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of Company and its affiliates and not produced within the scope of Employee’s employment hereunder, shall be the sole and exclusive property of Company. Employee shall, whenever requested by Company, execute and deliver any and all documents that Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.
     15. Actions and Survival. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that Company will not have an adequate remedy at law in the event of a failure by Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, in the event of a breach of this Agreement by Employee, Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from a court of competent jurisdiction to restrain or compel Employee to perform as agreed herein. Notwithstanding any termination of this Agreement or Employee’s employment, Section 9 shall remain in effect until all obligations and benefits resulting from a termination of Employee’s employment during the Term are satisfied. In addition, Sections 10 through 26 shall survive the termination of this Agreement or Employee’s employment and shall remain in effect for the periods specified therein or, if no period is specified, until all obligations thereunder have been satisfied. Nothing in this Agreement shall in any way limit or exclude any other right granted by law or equity to Company.
     16. Release. Notwithstanding any provision herein to the contrary, Company may require that, prior to payment, distribution or other benefit under this Agreement (other than due to Employee’s death), Employee shall have executed a complete release of Company and its affiliates and related parties in such form as is reasonably required by Company, and any waiting periods contained in such release shall have expired. With respect to any release required to receive payments, distributions or other benefits owed pursuant to this Agreement, Company must provide Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by Employee and returned to Company, unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.
     17. No Mitigation. Company agrees that, if Employee’s employment hereunder is terminated during the Employment Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by Company hereunder. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits or otherwise.
     18. Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.
     19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be exclusively adjudicated in courts located in Duval County, Florida.
     20. Successors. This Agreement may not be assigned by Employee. In addition to any obligations imposed by law upon any successor to Company, Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption by a successor shall be a material breach of this Agreement. Employee agrees and consents to any such assumption by a successor of Company, as well as any assignment of this Agreement by Company for that purpose. As used in this Agreement, “Company” shall mean Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.
     21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     22. Attorneys’ Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs and litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party within sixty (60) days of the date the right to the payment amount is so determined; provided, however, that following Employees termination of employment with the Company, if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, Company shall pay (on an ongoing basis) to Employee to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by Employee or others on Employee’s behalf (such amounts collectively referred to as the “Reimbursed Amounts”); provided, further, that Employee shall reimburse Company for the Reimbursed Amounts if it is determined that a majority of Employee’s claims or defenses were frivolous or without merit. Requests for payment of Reimbursed Amounts, together with all documents required by the Company to substantiate them, must be submitted to Company no later than ninety (90) days after the expense was incurred. The Reimbursed Amounts shall be paid by Company within ninety (90) days after receiving the request and all substantiating documents requested from Employee. The rights under this section shall survive the termination of employment and this Agreement until the expiration of the applicable statute of limitations.
     23. Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants in this Agreement.

     24. Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:
To Company:
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: General Counsel
To Employee:
At the most recent address on file at Company
     25. Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.
     26. Tax.
(a)	Withholding. Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings Company is required to deduct pursuant to state, federal or local laws.

(b)	Section 409A. This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Code, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), to the extent applicable. Notwithstanding anything to the contrary, to the extent Employee is a “specified employee” under Section 409A, no payment, distribution or other benefit described in this Agreement constituting a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) to be paid during the six-month period following a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) will be made during such six-month period. Instead, any such deferred compensation shall be paid on the first business day following the six-month anniversary of the separation from service. In no event may Employee, directly or indirectly, designate the calendar year of a payment. Any provision that would cause this Agreement or any payment, distribution or other benefit to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree to such amendment as needed to comply with Section 409A and that such amendment shall be retroactive to the extent permitted by Section 409A. Notwithstanding anything to the contrary, for purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. Notwithstanding anything to the contrary, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of the Employee’s taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)	Excise Taxes. If any payments or benefits paid or provided or to be paid or provided to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with Company or its subsidiaries or the termination thereof (a “Payment” and, collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Code (the “Scaled Back Amount”). Any such election must be in writing and delivered to Company within thirty (30) days after the Date of Termination. If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, they shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first.

     IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:	/s/ Frank R. Martire
Its: President and Chief Executive Officer

GARY A. NORCROSS
/s/ Gary A. Norcross

13